                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            The Robert Mondavi Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

          [ ]  Fee paid previously with preliminary materials.

          ---------------------------------------------------------------------

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                         THE ROBERT MONDAVI CORPORATION
                            7801 ST. HELENA HIGHWAY
                           OAKVILLE, CALIFORNIA 94562


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                         THE ROBERT MONDAVI CORPORATION
                          TO BE HELD NOVEMBER 5, 1999


To the Shareholders:

     The Annual Meeting of Shareholders of The Robert Mondavi Corporation (the "Company") will be held at the Woodbridge Winery, 5950 East Woodbridge Road, Acampo, California 95258, on Friday, November 5, 1999, at 10:00 a.m. local time, for the following purposes:

          1.   To elect three Class A Directors and five Class B Directors;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2000 fiscal year; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record at the close of business on September 15, 1999 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

                                        By Order of the Board of Directors

                                        /s/ MIKE BEYER
                                        Mike Beyer, Secretary


Napa, California
September 28, 1999


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                         THE ROBERT MONDAVI CORPORATION
                            7801 ST. HELENA HIGHWAY
                           OAKVILLE, CALIFORNIA 94562

                               ------------------

                                PROXY STATEMENT

                               ------------------


     Your proxy in the form enclosed is solicited by the Board of Directors of The Robert Mondavi Corporation (the "Company") for use in voting at the Annual Meeting of Shareholders to be held on Friday, November 5, 1999 at 10:00 a.m. local time, or at any adjournment thereof. The Annual Meeting will be held at the Woodbridge Winery, 5950 East Woodbridge Road, Acampo, California 95258. This Proxy Statement and the enclosed form of proxy, together with the Company's Annual Report for fiscal 1999, were first mailed to shareholders on or about September 28, 1999.

     The Company's principal executive offices are located at 7801 St. Helena Highway, Oakville, California 94562, and its telephone number is (707) 226-1395.

     The shares represented by those proxies received, properly dated and executed, and not revoked, will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Secretary of the Company at the Company's principal executive offices, no later than the start of the Annual Meeting, a written notice of revocation or a duly executed proxy relating to the same shares bearing a later date than the revoked proxy, or by attending the Annual Meeting and voting the shares covered by the proxy in person. All shares represented by proxies that are properly dated, executed and returned, and which have not been revoked, will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, shares of Class A Common Stock will be voted FOR the election of the three nominees for Class A Directors listed in this Proxy Statement and FOR approval of proposal 2 set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement. Similarly, if no specifications are made, shares of Class B Common Stock will be voted FOR the election of the five Class B Directors listed in this Proxy Statement and FOR approval of proposal 2.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with shareholders either in person or by telephone or facsimile for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation. The Company has retained ChaseMellon Shareholder Services, at an estimated cost of $1,700, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     September 15, 1999 has been fixed as the record date for determining the holders of Class A Common stock and the holders of Class B Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, the Company had outstanding 8,172,414 shares of Class A Common Stock and 7,306,012 shares of Class B Common Stock. Only holders of Class A Common Stock are entitled to vote in the election of Class A Directors. Only holders of Class B

Common Stock are entitled to vote in the election of Class B Directors. On all matters other than the election of directors, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each Class A share entitled to one (1) vote, or a total of 8,172,414 Class A votes, and each Class B share entitled to ten (10) votes, or a total of 73,060,120 Class B votes.

     A majority of the outstanding shares of Class A Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class A Directors, and a majority of the outstanding shares of Class B Common Stock, represented in person or by proxy, will constitute a quorum for purposes of electing Class B Directors. On all other matters that may be presented at the meeting, the holders of shares entitled to cast a majority of the votes which could be voted thereon will constitute a quorum.


                             ELECTION OF DIRECTORS
                             (PROPOSAL 1 ON PROXY)

     The Company's Bylaws provide that the Board of Directors shall consist of not less than seven nor more than eleven directors. The Board of Directors, pursuant to the authority conferred on them by the Bylaws, have set the current number of directors at nine, three of whom are to be elected by holders of the Company's Class A Common Stock and six of whom are to be elected by holders of the Class B Common Stock. Three Class A Directors and five Class B Directors, named below, have been nominated for election at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Thus there will be one vacancy on the board, entitled to be filled by holders of the Class B Common Stock or the Class B Directors.

     Unless you request on your proxy card that voting of your proxy be withheld from any one or more of the following nominees for director, each of whom currently serves as a member of the Board, proxies of Class A Common Stock will be voted for the election of the three nominees for Class A Directors named below and proxies of Class B Common Stock will be voted for the election of the five nominees for Class B Directors named below. In the event any nominee named below becomes unavailable for election, the proxies in the form solicited will be voted for an alternative or alternatives designated by the present Board of Directors. Directors serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

NOMINEES FOR CLASS A DIRECTORS

     Philip Greer, age 63, became a director of the Company in 1992. He is chairman of the Audit Committee and a member of the Compensation Committee. Mr. Greer is a Senior Managing Director of Weiss, Peck & Greer, L.L.C. ("WPG"), an investment company. He was a general partner of WPG's predecessor, Weiss, Peck & Greer, for over twenty-five years. Mr. Greer is also a director of Federal Express Corporation and Network Computing Devices, Inc. He graduated from Princeton University and the Harvard Graduate School of Business.

     Frank E. Farella, age 70, has been a partner in the law firm of Farella, Braun & Martel since 1962. He has been a director of the Company since 1992, and is a member of the Audit Committee. He is a graduate of San Francisco State University and Standford University Law School.

     James L. Barksdale, age 56, became a director in 1996. He is the managing partner of The Barksdale Group, an investment advisory firm he founded in April 1999. From 1995 to 1999 he was the President, CEO and a member of the Board of Directors of Netscape Communications Corporation. From 1992 to 1995 Mr. Barksdale served as President and Chief Operating Officer, and, as of September 1994, Chief Executive Officer, of AT&T Wireless Services. Mr. Barksdale is also a director of America

Online, HomeGrocer.Com, 3Com Corporation, Liberate Technologies, Inc. and Sun Microsystems, Inc. He is a graduate of the University of Mississippi.

NOMINEES FOR CLASS B DIRECTORS

     Robert G. Mondavi, age 86, founded the Company in 1966 and has been Chairman of the Board since that time. Robert Mondavi was also Chief Executive Officer of the Company from its founding to 1990. He began making wine in California in 1937 and in 1943 his family purchased the Charles Krug winery in the Napa Valley where he served as General Manager until 1966. He has been inducted into Fortune Magazine's Business Hall of Fame. He is a member of the American Institute of Wine and Food, the American Wine Society and the Commanderie de Bordeaux. He graduated from Stanford University. Robert Mondavi is the father of Michael and Timothy Mondavi and Marcia Mondavi Border.

     R. Michael Mondavi, age 56, is the Company's President and Chief Executive Officer. He helped found the Robert Mondavi Winery with his father in 1966 and has been a member of the Board of Directors since that time. Michael Mondavi has served as Chairman of the Wine Institute and of the Napa Valley Vintners Association and as a director of the American Vineyard Foundation. Mr. Mondavi is a director of Premier Package and Label Corporation. He graduated from Santa Clara University.

     Marcia Mondavi Borger, age 52, has been a director of the Company since 1978. She has worked for the Company in various capacities since 1967. From 1982 to 1992, she was the Company's Vice President, Eastern Sales. She is a graduate of Santa Clara University.

     Timothy J. Mondavi, age 48, is the Company's Managing Director and Winegrower. He began working at the Robert Mondavi Winery in 1974 and has been a member of the Board of Directors since 1978. Timothy Mondavi is a member of the Napa Valley Wine Technical Group and has served as a director of the Wine Institute. He graduated from the University of California at Davis, where he studied viticulture and enology.

     Bartlett R. Rhoades, age 61, became a director of the Company in 1989. He is chairman of the Compensation Committee and a member of the Audit Committee. Mr. Rhoades has been involved in the management of a number of "start-up" companies. He is currently Chief Executive Officer, President and a director of Healthtrac, Inc., in Menlo Park, California. He graduated from Harvard College and the Harvard Graduate School of Business.

RECOMMENDATION

     The Board of Directors recommends that Class A shareholders vote FOR re-election of the above-named Class A Directors and that Class B shareholders vote FOR re-election of the above-named Class B Directors.

VOTE REQUIRED

     The three nominees for Class A Directors and the five nominees for Class B Directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as Class A Directors and Class B Directors, respectively. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

OTHER EXECUTIVE OFFICERS

      The following are additional executive officers of the Company. All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreement.

      Gregory M. Evans, age 50, was appointed Executive Vice President and Chief Operating Officer in July 1998. Prior to that he served for fifteen years as the Company's Chief Financial Officer. Mr. Evans graduated from the University of California at Berkeley and holds an M.B.A. degree from the Harvard Graduate School of Business.

      Peter Mattei, age 47, has been the Company's Senior Vice President, Production and Vineyards since 1991. Mr. Mattei holds a B.S. degree from the University of California at Davis and an M.B.A. degree from Stanford University.

      Michael K. Beyer, age 50, became the Company's Senior Vice President, General Counsel and Secretary in 1992. From 1978 to 1992, he was a member of the law firm of Feldman, Waldman and Kline. Mr. Beyer graduated from Harvard College and Boalt Hall School of Law of the University of California.

      Alan E. Schnur, age 46, joined the Company in August 1994 as Senior Vice President, Human Resources. From 1989 to 1994 he was a principal in Towers Perrin, a management consulting firm. He has a B.A. and Ph.D. from the University of California at Berkeley.

      Mitchell J. Clark, age 50, began working for the Company in 1979 and became Senior Vice President, Sales in 1994. He is a graduate of San Diego State University.

      Martin C. Johnson, age 48, joined the Company in 1992 and became Senior Vice President, Marketing in 1994. Prior to joining the Company, Mr. Johnson was Vice President, Marketing of Heublein Fine Wine Group. He is a graduate of Northern Arizona University.

      Steven R. Soderberg, age 39, joined the Company in January 1998 as Senior Vice President, Information Systems. Prior to the joining the Company he was Director of Information Systems, responsible for both International Information Systems and Application Development, at Symantec Corporation. Mr. Soderberg is a graduate of Stanford University.

      Stephen A. McCarthy, age 37, was promoted to Senior Vice President and Chief Financial Officer in July 1998. From 1996 to 1998 he served as Vice President and Controller. Prior to joining the Company, Mr. McCarthy was a Senior Manager with Price Waterhouse. Mr. McCarthy graduated from the University of San Francisco.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors held four (4) regular meetings during fiscal 1999. The Board of Directors has a Compensation Committee and an Audit Committee. Messrs. Greer and Rhoades comprise the Compensation Committee. They and Mr. Farella sit on the Audit Committee. There is no Nominating Committee.

      The Compensation Committee adopts and administers compensation plans for executive officers of the Company, including the Company's Amended and Restated 1993 Equity Incentive Plan. The Compensation Committee held six (6) meetings in fiscal 1999.

      The Audit Committee selects the independent auditors for the Company (subject to ratification by the shareholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, the effectiveness and adequacy of the system of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures. The Audit Committee held five (5) meetings during fiscal 1999.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as of September 15, 1999 with respect to the beneficial ownership of the outstanding shares of Class A Common Stock and Class B Common Stock by (i) all person known by the Company to own more than five percent of either class of the Company's Common Stock,
(ii) each director and director nominee and the executive officers named below under "Executive Compensation -- Summary Compensation Table", and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                           CLASS A COMMON STOCK                      CLASS B COMMON STOCK(1)
                        ----------------------------------------------------------   ------------------------
                                             Shares that May be Acquired
                           Outstanding            Within 60 Days           Percent      Shares        Percent
                              Shares         by Exercise of Options or        of     Beneficially       of
Beneficial Owner        Beneficially Owned  Conversion of Class B Shares   Class(2)      Owned         Class
----------------        ------------------  ----------------------------  ---------  -------------    --------
Robert G. Mondavi             7,045                 1,936,732  (3)          19.2      1,936,732         26.5

R. Michael Mondavi                -                 1,927,342  (4)          19.1      1,693,685  (7)    23.2

Timothy J. Mondavi           13,160                 1,014,504  (5)          11.2        917,401  (8)    12.6

Marcia Mondavi Borger         2,635                 1,754,850  (6)          17.7      1,731,350  (9)    23.7

Dorothy R. Mondavi           11,110                   410,316  (3)           4.9        410,316          5.6

Capital Group Cos.        1,745,900  (10)                   -               21.4              -            -
 333 S. Hope St.,
 Los Angeles, CA 90071

Zak Capital Inc.            439,000  (10)                   -                5.4              -            -
 100 No. Sixth St.,
 Ste 476A,
 Minneapolis, MN 55403

Gregory M. Evans              2,000                   195,476  (11)          2.4              -            -

Mitchell J. Clark                 -                    49,720  (11)            *              -            -

Frank E. Farella              1,500                    23,500  (11)            *              -            -

Philip Greer                  3,300                    23,500  (11)            *              -            -

Bartlett R. Rhoades           1,000                    23,500  (11)            *              -            -

James L. Barksdale                -                     9,652  (11)            *              -            -

All executive officers       41,480                 7,552,917  (12)         48.2      6,689,484  (13)   91.6
and directors as a
group (16 persons)

---------------
       *    Less than 1%

(1) 214,209 shares of Class B Common Stock held by Robert Mondavi Properties, Inc., a wholly-owned subsidiary of the Company, are not considered outstanding for purposes of these calculations.

(2) Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a holder of Class B Common Stock is deemed to own beneficially the same number of shares of Class A Common Stock since the holder has the right, subject to the terms of the Stock Buy-Sell Agreement among the Company and the holders of the outstanding shares of

        Class B Common Stock, to convert his Class B Common Stock to Class A Common Stock. Pursuant to the same Rule, for purposes of calculating the percentages of the outstanding shares of Class A Common Stock owned by each named shareholder, the shares of Class A Common Stock which a holder of Class B Common Stock may acquire by conversion are considered outstanding only with respect to that holder. As a result, the stated percentages of ownership of the Class A Common Stock do not reflect the beneficial ownership of the Class A Common Stock which is actually outstanding as of September 15, 1999.

(3) Represents shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock.

(4) Includes 1,693,685 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 233,657 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 1999.

(5) Includes 917,401 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 97,103 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 1999.

(6) Represents 1,626,325 shares of Class A Common Stock which the holder has the right to acquire upon conversion of Class B Common Stock and 23,500 shares of Class A Common Stock issuable pursuant to options exercisable within 60 days of September 15, 1999.

(7) Excludes 105,000 shares of Class B Common Stock held by irrevocable trusts for the benefit of Michael Mondavi's children. Mr. Mondavi disclaims the beneficial interest in such shares. Includes 224,368 shares of Class B Common Stock owned by or in trust for Isabel Mondavi, Michael Mondavi's wife.

(8) Excludes 443,083 shares of Class B Common Stock held by irrevocable trusts for the benefit of Timothy Mondavi's children.

(9) Excludes 152,240 shares of Class B Common Stock held by irrevocable trusts for the benefit of Ms. Borger's children. Ms. Borger is not the trustee of such trusts and has neither voting nor dispositive power with respect to such shares. Includes 105,025 shares of Class B Common Stock held in trusts for the benefit of Timothy Mondavi's children, for which Ms. Borger serves as trustee and with respect to which she disclaims beneficial ownership.

(10)    Based on most recent available filings on Form 13F.

(11) Represents shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of September 15, 1999.

(12) Includes an aggregate of 863,433 shares of Class A Common Stock issuable pursuant to outstanding options exercisable within 60 days of September 15, 1999.

(13) Excludes an aggregate of 616,528 shares of Class B Common Stock owned outright by or in trusts for members of the Robert Mondavi family not otherwise listed above.

AGREEMENT AMONG HOLDERS OF CLASS B COMMON STOCK

        The holders of the outstanding shares of Class B Common Stock and the Company are parties to a Stock Buy-Sell Agreement (the "Buy-Sell Agreement"). Pursuant to the Buy-Sell Agreement, no holders of shares of Class B Common Stock may, with limited exceptions, transfer Class B Common Stock or convert Class B Common Stock into Class A Common Stock without first offering such stock to the Company and then to the other parties to the Buy-Sell Agreement. The Buy-Sell Agreement applies to a broad range of transfers and dispositions other than (i) certain lifetime or testamentary transfers to issue of Robert and Marjorie Mondavi, (ii) transfers to or in trust for charitable institutions or (iii) certain other permitted transfers.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended June 30, 1999, 1998 and 1997, respectively, by (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                  ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                           ----------------------------------     --------------------------------------------------
                                                                    OTHER          #SECURITIES         PAYOUTS
                               FISCAL                               ANNUAL         UNDERLYING         LONG-TERM          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR       SALARY     BONUS      COMPENSATION       OPTIONS        INCENTIVE PLAN       COMPENSATION
---------------------------    ------      ------     -----      ------------      -----------     --------------       ------------
                                                                     (1)                                 (9)                (10)
Robert G. Mondavi               1999      $450,000           -          -(2)                 -                 -                  -
 Chairman of the Board          1998       450,000                      -(2)                 -                 -                  -
                                1997       450,000           -          -(2)                 -                 -                  -

R. Michael Mondavi              1999       400,000    $110,000   $106,935(3)            50,000                 -            $35,700
 President and                  1998       400,000           -    127,279(3)            50,000          $524,723             64,731
 Chief Executive Officer        1997       400,000           -     75,500(4)            50,000           372,270            263,784

Timothy J. Mondavi              1999       400,000      55,000          -(2)            37,500                 -             31,850
 Managing Director and          1998       400,000           -          -(2)            22,500           524,723             64,731
 Winegrower                     1997       400,000      25,000     58,524(5)            30,000           372,270            263,784

Gregory M. Evans                1999       321,000      82,000     42,810(6)            50,000                 -             28,210
 Executive Vice President       1998       292,065           -     48,514(7)            22,500           198,760             34,353
 and Chief Operating Officer    1997       292,065      80,000          -(2)            20,000           145,424            189,503

Mitchell J. Clark               1999        20,000      55,000          -(2)            37,500                 -             17,850
 Sr. Vice President, Sales      1998       200,000           -          -(2)            20,000                 -             14,000
                                1997       200,000      65,000     32,488(8)            30,000                 -             14,000

--------------
(1) Includes perquisites, none of which individually exceeded 25% of total perquisites for the Named Executive Officer, except as noted.

(2) Individual perquisites do not exceed the lesser of $50,000 or 10% of salary and bonus.

(3)  Includes $94,500 in life insurance benefits.

(4) Includes $35,500 in life insurance benefits and $19,500 in financial planning services.

(5) Includes $18,524 in life insurance benefits and $23,588 in financial planning services.

(6) Includes $30,375 in life insurance benefits and $12,435 in automobile allowance.

(7) Includes $25,249 in life insurance benefits and $12,435 in automobile allowance.

(8) Includes $12,488 in life insurance benefits and $12,435 in automobile allowance.

(9) Represents that portion paid in fiscal 1997 and 1998, respectively, of the named executive officer's accumulated earnings on 1992 and 1993 units granted under the terms of the Company's Executive Incentive Compensation Plan (the "E.I.C.P."). Under the E.I.C.P., the Compensation Committee of the Board of Directors may make annual awards of units to senior management plan participants. Each unit earns a percentage of plan income, based on the Company's pre-tax earnings as calculated on a FIFO basis, for a period of five years. The percentage of plan income earned varies from 0.01% to 0.014%. Unit earnings vest at the rate of 20% per year over the same five-year period. At the end of five years, a portion of the earnings is distributed to the participant and any balance is deferred and earns interest at the Company's average borrowing rate until distribution under the terms of the E.I.C.P. For units granted prior to fiscal 1989, up to 30% of the earnings were initially distributed to the participant. For units granted during and after fiscal 1989, the participant may elect in the year of grant to receive up to 100% of earnings in the initial distribution or to defer any portion of such amount. Upon termination of employment due to death, disability, retirement or involuntary termination without cause, the participant's units become fully vested and the participant is entitled to receive all earnings accumulated on units through the end of the fiscal year in which the termination occurs. Upon termination of employment for cause or certain voluntary terminations, the participant is entitled to receive all earnings accumulated on units through the end of the fiscal year prior to the year the termination occurs. The Company has the option to distribute plan balances over a ten-year period.

(10) Includes the Company's contribution on behalf of the Named Executive Officers to the Company's defined contribution retirement plan and supplemental executive retirement plan. Retirement plan contributions in fiscal 1999 were $35,700 for R. Michael Mondavi; $31,850 for Timothy J. Mondavi; $28,210 for Gregory M. Evans; and $17,850 for Mitchell J. Clark. Also includes earnings under the E.I.C.P. described at Note 9 above for fiscal 1997. In fiscal 1992, no earnings were declared on outstanding units under the E.I.C.P. and the plan was amended to provide participants with higher accrual rates over the 1993 through 1996 fiscal years with respect to outstanding units. Outstanding units will continue to accrue earnings in future years, but the Board of Directors has determined that no new unit awards will be made under the E.I.C.P. subsequent to fiscal 1993. Amounts indicated do not include interest on plan balances. Amounts reported as E.I.C.P. earnings are reported again as Long Term Incentive Plan Payouts in the year payment is made. The accrued but unpaid balances, exclusive of interest earnings, for all participants as a group under the E.I.C.P. at June 30, 1997, 1998 and 1999, respectively, were $5,418,056, $3,561,487 and
     $3,398,038.

OPTION GRANTS

     The following table sets forth information with respect to options granted to the Named Executive Officers during the 1999 fiscal year. The options were granted at an exercise price equal to 100% of the fair market value of the Class A Common Stock at the date of grant and they vest at the rate of 1/60 per month over 60 months. The options expire ten years after the date of grant, or, if earlier, 180 days after termination of employment:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK
                                                                                                 PRICE APPRECIATION
                                                  INDIVIDUAL GRANTS                               FOR OPTION TERM(2)
                         ------------------------------------------------------------------    -----------------------
                            NUMBER OF      PERCENT OF TOTAL
                           SECURITIES       OPTION GRANTED     EXERCISE OR
                           UNDERLYING        TO EMPLOYEES      BASE PRICE       EXPIRATION
NAME                     OPTIONS GRANTED    IN FISCAL YEAR       ($/SH)            DATE            5%          10%
-----                    ---------------    --------------     -----------      -----------    --------    -----------
Robert G. Mondavi                  -                -             -                     -             -              -
R. Michael Mondavi            50,000             12.2           $22 1/2            9/9/08      $707,506    $1,792,960
Timothy J. Mondavi            37,500              9.2           $22 1/2            9/9/08       530,630     1,344,720
Gregory M. Evans              50,000             12.2           $22 1/2            9/9/08       707,506     1,792,960
Mitchell J. Clark             37,500              9.2           $22 1/2            9/9/08       530,630     1,344,720

-------------
(1)  All options in this table relate to shares of Class A Common Stock.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term (ten years). These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the Company's future financial performance, overall market conditions and the optionee's continued employment during the prescribed vesting period.

OPTION EXERCISES AND YEAR-END VALUE OF UNEXERCISED OPTIONS

     The following table sets forth information regarding each exercise of stock options during the 1999 fiscal year by a Named Executive Officer and the number and value of unexercised stock options held by the Named Executive Officers at June 30, 1999:

                 AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT                    OPTIONS AT
                           SHARES                          FISCAL YEAR END              FISCAL YEAR END(2)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Robert G. Mondavi            -             -                 -             -                 -            -
R. Michael Mondavi           -             -           227,500        42,500        $2,254,063     $589,687
Timothy J. Mondavi           -             -            93,125        31,875           620,547      442,266
Gregory M. Evans             -             -           183,125        67,375         4,171,688      696,187
Mitchell J. Clark            -             -            40,041        59,626           512,075      584,203

-----------------
(1)  All options in this table relate to shares of Class A Common Stock.

(2) Represents the fair value of the underlying securities at fiscal year-end ($36 3/8 per share based on the NASDAQ closing price) minus the exercise price.

BOARD COMPENSATION

     Directors who are not employed by the Company are paid a $12,000 annual retainer, $1,000 for each Board meeting attended and $500 for each committee meeting attended. Non-employee directors are also reimbursed for expenses incurred in attending meetings. Prior to the Company's initial public offering in June 1993, Messrs. Greer, Farella and Rhoades were each granted options under the Company's 1993 Non-Employee Directors' Stock Option Plan to buy 12,000 shares of Class A Common Stock at $11.90 per share. The options were fully vested as of June 1999 and are exercisable over a ten-year period ending February 26, 2003. Pursuant to the Company's 1993 Non-Employee Directors' Stock Option Plan, any non-employee director of the Company is similarly entitled, on the date of his or her initial election as a non-employee director, to a grant of options to acquire shares of Class A
Common Stock. On May 29, 1996, Mr. Barksdale was granted options to buy 5,345 shares of Class A Common Stock at $28.0625 per share. The Non-Employee Directors' Stock Option Plan also provides for additional annual grants to the outside directors of 2,000 options each year.


REPORT OF THE COMPENSATION COMMITTEE

General
-------

      The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee is composed entirely of directors who are not employees of the Company.

      The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of shareholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants and other stock-based awards under the Company's Amended and Restated 1993 Equity Incentive Plan (the "1993 Equity Plan") and unit awards under the Company's Executive Incentive Compensation Plan (the "E.I.C.P."). These elements are designated to operate on an integrated basis and together comprise total compensation value.

      The Compensation Committee reviews executive compensation in light of the Company's performance during the fiscal year and compensation data at companies that are considered comparable. In reviewing the Company's performance during fiscal 1999, the Compensation Committee considered a variety of factors. Net revenues increased by 14.0% to $370.6 million in fiscal 1999 from $325.2 million in fiscal 1998. At the same time net income, excluding reorganization and other one-time charges, increased by 14.3% to $34.5 million in fiscal 1999 from $30.2 million in fiscal 1998. The Company also regained and increased Woodbridge market share, implemented important operational and organizational changes, reduced administrative expenses and increased its marketing and sales focus on the Woodbridge, Robert Mondavi Coastal and Robert Mondavi Winery brands. In reviewing Company performance, the Compensation Committee considered these factors as a whole without assigning specific weights to particular factors.

Base Salary
-----------

      Base salary levels for the Company's executives are determined by the Compensation Committee based on factors such as individual performance (e.g. leadership, level of responsibility, management skills and industry activities), Company performance (as described above) and competitive pay practices. The base salary level for Mr. Robert Mondavi is established by his employment agreement described below.

      Base compensation for Michael Mondavi, the Company's Chief Executive Officer, was reviewed by the Compensation Committee in the context of compensation packages awarded to senior executive officers at comparable companies selected by an outside compensation consultant. The companies included in the comparison are not the same as the companies included in the peer group index in the performance graph included elsewhere herein. The Compensation Committee believes that the

Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes. The Chief Executive Officer's base salary was reviewed against the 75th percentile of the comparative data.

Annual Cash Incentives
----------------------

     The annual cash incentive is designed to provide a short-term (one-year) incentive to executives, is based on the Company meeting certain predetermined levels of pre-tax operating income, and is allocated among the executives based on the Committee's assessment of the performance of each executive, following consultation with the Chief Executive Officer. In addition, cash incentive compensation may be granted by the Committee to certain executives based on their performance of individual goals established in advance by the Committee. These individual goals may include objective and subjective factors, such as leadership and management skills, successful acquisitions or financings and improved performance of assets. Annual cash incentives were awarded to the Named Executive Officers, as indicated in the above Summary Compensation Table, based on the Committee's evaluation of each Named Executive Officer's contribution to the Company's performance in fiscal 1999.

Stock Options
-------------

     Stock options are designed to provide long-term (ten-year) incentives and rewards tied to the price of the Company's Class A Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Compensation Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The Compensation Committee has not established any target level of ownership of Company Class A Common Stock by the Company's executives. However, retention of shares of Company stock by executives is encouraged.

     On July 27, 1999, the Board of Directors, on recommendation of the Compensation Committee, awarded an aggregate of 183,660 options at an exercise price of $36.125 per share to the Company's executive officers, including 39,802 options for Michael Mondavi, 17,058 options for Timothy Mondavi, 27,862 options for Mr. Evans and 22,744 options for Mr. Clark. The options vest at the rate of 1/60 per month and expire ten years from the grant date.

E.I.C.P.
--------

     Like the 1993 Equity Plan, the E.I.C.P. is designed to provide long-term (five-year) incentives and rewards tied to the Company performance. Under the E.I.C.P., the Compensation Committee may make annual awards of units to executive officers which earn a percentage of plan income based on the Company's pre-tax net income, as more fully described in footnote 9 to the Summary Compensation Table. The use of the E.I.C.P. as a regular element of compensation for executive officers was discontinued upon adoption of the 1993 Equity Plan and no awards were made during fiscal 1999. However, pursuant to the terms of the E.I.C.P., outstanding units will continue to accrue earnings in future years. The Summary Compensation Table shows under the caption "Payouts - Long Term Incentive Plan" the cash payments made to the Named Executive Officers under the E.I.C.P. during fiscal 1999. While use of E.I.C.P. awards will no longer be a regular element of long-term compensation, the Compensation Committee believes that the E.I.C.P. has and continues to serve as a valuable long-term incentive for executive officers and as a strong and direct link between corporate performance and compensation.

IRC Section 162(m)
------------------

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. Certain types of compensation, however, including "performance-based compensation," are disregarded for purposes of the deduction limitation. Awards of options and other stock-based incentives under the 1993 Equity Plan are intended by the Compensation Committee to qualify for the exclusion for performance-based compensation.

     The foregoing report is given by the members of the Compensation Committee, namely:

                                  Philip Greer
                               Barlett R. Rhoades


PERFORMANCE GRAPH

     The line graph below compares the cumulative total return to holders of the Company's Common Stock in the period from June 30, 1994 to June 30, 1999, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group index comprised of the following companies whose returns have been weighted based on market capitalization as of June 30, 1999: Chalone Wine Group, Ltd., Canandaigua Wine Inc., Adolph Coors Company, Anheuser-Busch Companies, Inc., Brown-Forman Corporation and Beringer Wine Estates Holdings, Inc. The graph assumes an investment of $100.00 on June 30, 1994 in the Company and in the comparison indices, "Total return," for purposes of the graph, assumes reinvestment of all dividends.

                                  [LINE GRAPH]



     The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1999 all filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners under Section 16(a) of the Exchange Act were complied with.

EMPLOYMENT AGREEMENT

     In February 1993, Robert Mondavi entered into an agreement with the Company which replaced his Personal Services Agreement executed in 1979. The current agreement provides for a fixed annual salary of up to $500,000.

CERTAIN TRANSACTIONS

     Frank Farella is a partner in the law firm of Farella, Braun & Martel which provides certain legal services to the Company. The Company also buys wine grapes from Mr. Farella at market prices pursuant to a written agreement. The Company paid Mr. Farella $68,000 for grapes during the fiscal year ended June 30, 1999.

     In November, 1998 Michael Mondavi bought approximately 18 plantable acres of land in Napa Valley from an unaffiliated third party. He has hired Robert Mondavi Winery to develop and farm the land as vineyards, for which he pays the winery a fee equal to $250 per plantable acre plus its costs of farm labor, materials and equipment. From time to time Mr. Mondavi may sell grapes from the vineyard to the Company at prevailing market prices.

     It is the Company's current policy that all transactions by the Company with its officers, directors, 5% shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

                            APPOINTMENT OF AUDITORS
                             (PROPOSAL 2 ON PROXY)

     The firm of PricewaterhouseCoopers LLP has served as independent auditors for the Company since fiscal 1978 and has been appointed by the Audit Committee of the Board of Directors as the Company's independent auditors for the fiscal year 2000, subject to ratification by the shareholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be available at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if they wish.

RECOMMENDATION

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

                                 OTHER MATTERS

GENERAL

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters described above. If any other business should properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors. Discretionary authority for them to do so is contained in the proxy cards.

DEADLINE FOR SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for presentation at the 2000 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices located at 7801 St. Helena Highway, Oakville, California 94562 by June 1, 2000 for inclusion in the Company's proxy materials related to that meeting.

     The Bylaws of the Company provide that in order for a shareholder to bring business before or propose director nominations at an Annual Meeting, the shareholder must give written notice to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the Annual Meeting. The notice must contain specified information about the proposed business or each nominee and about the shareholder making the proposal or nomination. In the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the Annual Meting date was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

                                   By Order of the Board of Directors,


                                   /s/  MIKE BEYER
                                   -----------------------------------
                                   Mike Beyer
                                   Secretary


September 28, 1999

PROXY


                         THE ROBERT MONDAVI CORPORATION

                           CLASS A COMMON STOCK PROXY
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                NOVEMBER 5, 1999


      The undersigned hereby appoints Gregory M. Evans and Michael K. Beyer, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of THE ROBERT MONDAVI CORPORATION to be held at the Woodbridge Winery, 5950 East Woodbridge Road, Acampo, CA on November 5, 1999 at 10:00 a.m., and any adjournment thereof, and to vote the number of shares of the CLASS A COMMON STOCK OF THE ROBERT MONDAVI CORPORATION that the undersigned would be entitled to vote if personally present.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ROBERT MONDAVI CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                     Please mark    [X]
                                                                                     your vote as
                                                                                     indicated in
                                                                                     this example.


                                                            FOR all nominees            WITHHOLD
                                                              listed below             AUTHORITY
                                                           (except as marked        to vote for the
                                                            to the contrary)     nominees listed below
1. ELECTION OF DIRECTORS TO BE ELECTED BY HOLDERS                  [ ]                    [ ]
   HOLDERS OF CLASS A COMMON STOCK, VOTING AS A CLASS:

   Nominees: Philip Greer, Frank E. Farella, James L. Barksdale

   To withhold authority to vote for an individual nominee, write such nominee's name below:

   ______________________________________________________________________________________________________

                                                                           FOR      AGAINST     ABSTAIN
2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP        [ ]        [ ]         [ ]
   AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER(S). IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE
NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2 LISTED ABOVE.

                                                                                     YES       NO
                                                  I plan to attend the meeting:      [ ]       [ ]

                                                  PROXY INSTRUCTIONS

                                                  1. Please sign exactly as the name or names appear on
                                                     your stock certificates (as indicated hereon).

                                                  2. If the shares are issued in the name of two or more
                                                     persons, all of them must sign the proxy.

                                                  3. A proxy executed by a corporation must be signed by
                                                     its name by an authorized officer.

                                                  4. Executors, administrators, trustees and partners
                                                     should indicate their capacity when signing.

The undersigned acknowledges receipt of (a) the Notice of 1999 Annual Meeting of Shareholders, (b) the
accompanying Proxy Statement and (c) Company's Annual Report pursuant to SEC Rule 14a-3 for the fiscal year ended June 30, 1999.

Signature(s) ____________________________________________________________ Dated: _________________, 1999

---------------------------------------------------------------------------------------------------------
                                            FOLD AND DETACH HERE